Exhibit 99.1

NEWS

Georgia Gulf Reports Second Quarter 2008 Financial Results

•   Completed asset sales resulting in net proceeds of $52.9 million

•   Excluding gains on asset sales, operating income flat to second quarter 2007 operating income

•   Remained in compliance with debt covenants

ATLANTA, GEORGIA — August 5, 2008 — Georgia Gulf Corporation (NYSE: GGC) today announced financial results for its second quarter ended June 30, 2008.

Georgia Gulf reported net sales of $849.8 million for the second quarter of 2008 compared to net sales of $851.9 million for the second quarter of 2007.  The reduction in sales is primarily due to difficult market conditions in the U.S, partially offset by higher prices for vinyl resin and caustic soda, favorable currency exchange, and increased exports.

Georgia Gulf reported net income of $27.9 million or $0.80 per diluted share for the second quarter of 2008, compared to a net loss of $4.2 million or $0.12 per diluted share during the same quarter in the previous year.  Net income for the second quarter of 2008 includes a pre-tax net gain from asset sales of $31.1 million, or 84 cents per diluted share.  The second quarter of 2007 includes a loss from discontinued operations of $2.3 million, or 7 cents per diluted share.

During the second quarter of 2008 Georgia Gulf sold several assets, including 287 acres of undeveloped land in Pasadena, Texas, for a total of $52.9 million.  The net proceeds were used to pay down debt.

“We are pleased with our year over year performance, especially given the difficult market conditions in the U.S. and the dramatic increase in feedstock costs during the quarter.” said Paul Carrico, Georgia Gulf’s President and CEO. “I want to thank all of our employees for their contributions in helping us manage the business in this difficult environment and make progress toward our 2008 goals.”

Chlorovinyls

In the Chlorovinyls segment, second quarter 2008 sales increased to $401.8 million from $366.3 million during the second quarter of 2007. The segment posted operating income of $38.8 million compared to operating income of $25.9 million during the same quarter in the prior year.  The increase in operating income was primarily due to favorable Electrochemical Unit (ECU) values and a $2.2 million gain on sale of assets, partially offset by higher ethylene and natural gas prices.

Window & Door Profiles and Mouldings

In the Window & Door Profiles and Mouldings segment, sales were $118.3 million for the second quarter of 2008, compared to $137.3 million during the same quarter in the prior year. Sales on a constant currency basis declined 17 percent.  The decline in sales reflects difficult conditions in U.S. housing and construction markets. The segment’s operating loss was $1.6 million for the second quarter of 2008, compared to an operating profit of $3.3 million during the same quarter in the prior year. The decrease in operating income is primarily the result of lower sales and higher raw materials costs, partially offset by cost reductions.

Outdoor Building Products

In the Outdoor Building Products segment, sales were $167.1 million for the second quarter of 2008, compared to $184.3 million during the same quarter in the prior year. Sales on a constant currency basis declined 14 percent.  The decline in sales reflects difficult conditions in U.S. housing and construction markets. The segment reported an operating profit of $5.2 million for the second quarter of 2008, compared to an operating profit of $7.3 million during the same quarter in the prior year.  The decrease in operating income is primarily the result of lower sales and higher raw materials costs.

Aromatics

In the Aromatics segment, sales decreased to $162.7 million for the second quarter of 2008 from $164.0 million during the second quarter of 2007. During the second quarter of 2008, the segment recorded an operating loss of $3.1 million, compared to operating income of $4.7 million during the same quarter in 2007. The decrease in operating income was due to lower phenol sales volume as well as higher propylene costs which were not fully offset by acetone price increases.

Outlook

Georgia Gulf also updated its previously stated 2008 goals related to debt covenant compliance, EBITDA outlook, and debt reduction.

The Company was in compliance with its debt covenants for the quarter ended June 30, 2008.   When compared to its earlier plan, the Company’s current operating plan includes less asset sales and a challenging economic outlook for the remainder of the year and into 2009.   The Company now believes 2008 EBITDA could be as much as 15 percent below 2007 EBITDA.  The covenant requirements in the Company’s senior credit facility will tighten significantly through the first quarter of 2010.  Progress related to the Company’s capital structure was delayed while the Company was addressing the alleged notice of default on the Company’s 7 1/8 percent notes.   As a result of the settlement agreement on this issue, the Company is back in a position to make progress on a covenant amendment or refinance the senior credit facility to obtain a structure with greater flexibility. The Company remains focused on targeted cost, working capital and debt reduction initiatives.  A significant increase in feedstock prices has increased the level of working capital required to support the current operating plan and offset the cash flow benefit expected from inventory reductions.  In spite of these negative impacts, the Company still expects to reduce long-term debt during 2008.

Conference Call

The Company will discuss second quarter 2008 financial results and business developments via conference call and webcast on Wednesday, August 6, 2008 at 10:00 a.m. EST. To access the Company’s second quarter conference call, please dial 888-552-7928 (domestic) or 706-679-6164 (international).  To access the conference call via Webcast, log on to http://phx.corporate-

ir.net/phoenix.zhtml?p=irol-eventDetails&c=112207&eventID=1907648.  Playbacks will be available from 12:00 PM ET Wednesday, August 6, to midnight ET Wednesday, August 14.  Playback numbers are 800-642-1687 (domestic) or 706-645-9291(international).  The conference call ID number is 57349011.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to continued compliance with covenants in our credit facility and availability of funds thereunder, future global economic conditions, economic conditions in the industries to which our products are sold, uncertainties regarding asset sales, synergies, potential sale-leaseback arrangements, operating efficiencies and competitive conditions, industry production capacity, raw materials and energy costs, uncertainties relating to Royal Group’s business and liabilities and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2007.

CONTACTS:

Georgia Gulf Corporation
Investor Relations:

Martin Jarosick

(770) 395-4524

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)	June 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$12,584	$9,227
Receivables, net of allowance for doubtful accounts of $8,778 in 2008 and $12,815 in 2007	284,587	211,613
Inventories	342,379	366,545
Prepaid expenses	21,095	19,999
Income tax receivables	14,811	15,837
Deferred income taxes	26,430	25,049
Total current assets	701,886	648,270
Property, plant and equipment, net	899,103	967,188
Goodwill	261,512	282,282
Intangible assets, net of accumulated amortization of $8,553 in 2008 and $6,147 in 2007	72,302	75,789
Other assets, net	184,581	196,262
Non-current assets held for sale	1,088	31,873
Total assets	$2,120,472	$2,201,664
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$154,859	$24,209
Accounts payable	220,511	232,477
Interest payable	17,572	17,752
Income taxes payable	2,590	1,094
Accrued compensation	19,100	32,882
Liability for unrecognized income tax benefits and other tax reserves	33,820	79,431
Other accrued liabilities	60,308	59,680
Total current liabilities	508,760	447,525
Long-term debt	1,266,528	1,357,799
Liability for unrecognized income tax benefits	39,205	37,874
Deferred income taxes	129,769	134,464
Other non-current liabilities	35,680	27,201
Total liabilities	$1,979,942	2,004,863
Stockholders’ equity:
Preferred stock—$0.01 par value; 75,000,000 shares authorized; no shares issued
Common stock—$0.01 par value; 75,000,000 shares authorized; shares issued and outstanding: 34,475,867 in 2008 and 34,392,370 in 2007	—	—
Additional paid-in capital	345	344
Retained (deficit) earnings	103,969	103,238
Accumulated other comprehensive income, net of tax	(2,413)	44,730
Total stockholders’ equity	38,629	48,489
Total liabilities and stockholders’ equity	140,530	196,801
	$2,120,472	$2,201,664

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2008	2007	2008	2007
Net sales	$849,843	$851,865	$1,562,304	$1,565,561
Operating costs and expenses:
Cost of sales	777,767	760,463	1,461,153	1,424,020
Selling, general and administrative expenses	38,606	56,498	86,363	113,989
Asset gains, impairments, exit costs and other, net	(29,632)	2,514	(3,547)	3,140
Total operating costs and expenses	786,741	819,475	1,543,969	1,541,149
Operating income	63,102	32,390	18,335	24,412
Interest expense, net	(33,237)	(33,382)	(65,876)	(65,456)
Foreign exchange gain	1,447	2,679	1,279	5,510
Income (loss) from continuing operations before income taxes	31,312	1,687	(46,262)	(35,534)
Provision (benefit) for income taxes	3,371	3,561	(4,711)	(7,150)
Income (loss) from continuing operations	27,941	(1,874)	(41,551)	(28,384)
Loss from discontinued operations, net of tax	—	(2,346)	—	(10,407)
Net income (loss)	$27,941	$(4,220)	$(41,551)	$(38,791)
Income (loss) per share:
Basic:
Income (loss) from continuing operations	$0.81	$(0.05)	$(1.21)	$(0.83)
Loss from discontinued operations	—	(0.07)	—	(0.30)
Net income (loss)	$0.81	$(0.12)	$(1.21)	$(1.13)
Diluted:
Income (loss) from continuing operations	$0.80	$(0.05)	$(1.21)	$(0.83)
Loss from discontinued operations	—	(0.07)	—	(0.30)
Net income (loss)	$0.80	$(0.12)	$(1.21)	$(1.13)
Weighted average common shares:
Basic	34,476	34,359	34,439	34,332
Diluted	34,713	34,359	34,439	34,332

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2008	2007	2008	2007
Cash flows from operating activities:
Net income (loss)	$27,941	$(4,220)	$(41,551)	$(38,791)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	37,221	38,259	76,024	73,541
Foreign exchange gain	—	(2,455)	—	(5,170)
Deferred income taxes	2,765	(3,245)	247	(11,383)
Tax deficiency related to stock plans	(16)	(54)	(846)	(661)
Stock based compensation	226	1,664	1,688	7,654
Long-lived asset impairment charges	—	—	19,323	—
Net (gain) loss on sale of property, plant and equipment, and assets held for sale	(30,874)	1,070	(26,246)	2,008
Other non-cash items	2,714	4,361	(2,155)	6,685
Change in operating assets, liabilities and other	(88,836)	(68,660)	(86,329)	(61,159)
Payment of Quebec trust tax settlement	—	—	(20,073)	—
Net cash used in operating activities from continuing operations	(48,859)	(26,790)	(79,918)	(27,276)
Net cash provided by operating activities from discontinued operations	—	—	—	398
Net cash used in operating activities	(48,859)	(23,430)	(79,918)	(26,878)
Cash flows from investing activities:
Capital expenditures	(14,506)	(25,658)	(31,678)	(53,867)
Proceeds from sale of property, plant and equipment, and assets held-for sale	52,926	8,670	77,794	74,472
Net cash provided by investing activities	38,420	(16,988)	46,116	20,605
Cash flows from financing activities:
Net change in revolving line of credit	85,316	36,577	115,366	63,505
Repayment of long-term debt	(70,986)	(5,289)	(72,078)	(151,426)
Proceeds from lease financing	—	—	—	95,865
Purchases and retirement of common stock	—	—	(110)	(684)
Dividends paid	(2,794)	(2,776)	(5,588)	(5,555)
Net cash provided by financing activities	11,536	28,512	37,590	1,705
Effect of exchange rate changes on cash and cash equivalents	(611)	99	(431)	(203)
Net change in cash and cash equivalents	486	(15,167)	3,357	(4,771)
Cash and cash equivalents at beginning of period	12,098	20,037	9,227	9,641
Cash and cash equivalents at end of period	$12,584	$4,870	$12,584	$4,870

GEORGIA GULF CORPORATION AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
In Thousands	2008		2007		2008	2007
Segment net sales:
Chlorovinyls	$401,793		$366,314		$742,970	$695,910
Window & door profiles and mouldings products	118,308		137,274		204,077	234,824
Outdoor building products	167,090		184,310		264,596	291,936
Aromatics	162,652		163,967		350,661	342,891
Net sales	$849,843		$851,865		$1,562,304	$1,565,561

Segment operating income (loss):
Chlorovinyls	$38,793	[1]	$25,851		$36,691 [4]	$40,440
Window & door profiles and mouldings products	(1,559)		3,274	[3]	(15,382)[5]	(2,827)[3]
Outdoor building products	5,165		7,252		(14,810)[6]	(1,059)[7]
Aromatics	(3,053)		4,711		(2,826)	10,059
Unallocated corporate expenses	23,756	[2]	(8,698)		14,662 [2]	(22,201)
Total operating income (loss)	$63,102		$32,390		$18,335	$24,412

1)              Includes $1.2 million in costs related to the shutdown of Oklahoma City facility, writedowns and other exit costs and a $2.2 million gain related to the sale and lease back of equipment

2)              Includes $28.8 million gain on the sale of idle land

3)              Includes $1.5 million of adjustments related to severance costs, and plant closing costs

4)              Includes $18.2 million in costs related to the shutdown of Oklahoma City facility, writedowns and other exit costs and a $2.2 million gain related to the sale and lease back of equipment

5)              Includes $2.4 million in asset writedowns and exit costs

6)              Includes $6.7 million of exits costs related to the sale of the outdoor storage buildings business and writedowns

7)              Includes $2.8 million expense for fair valuing inventories in purchase accounting.

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